EXHIBIT 5



            [Letterhead of Blau, Kramer, Wactlar & Lieberman, P.C.]





December 15, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

     We have acted as counsel to Vasomedical, Inc., a Delaware corporation (the "Company"), in connection with Amendment No. 2 to the Registration Statement on Form S-3 of the Company, to be filed with the Securities and Exchange Commission on December 15, 1998 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of 7,724,826 shares of the Company's Common Stock, par value $.001 per share (the "Shares"), and the associated Share Purchase Rights (the "Rights") to be sold pursuant to such Registration Statement by certain security holders described in the Registration Statement.

     In this connection, we have reviewed: (i) the Restated Certificate of Incorporation and by-laws of the Company, as currently in effect; (ii) the Registration Statement; (iii) the Rights Agreement dated as of May 11, 1995 (the "Rights Agreement"), between the Company and American Stock Transfer & Trust Company as Rights Agent; (iv) certain resolutions adopted by the Board of Directors of the Company; and (v) such other documents, records and other matters as we have deemed necessary or appropriate in order to give the opinions set forth herein. We are familiar with the proceedings heretofore taken by the Company in connection with the authorization, registration, issuance and sale of the Shares and associated Rights. We have, with your consent, relied as to factual matters on certificates or other documents furnished by the Company or its officers and by governmental authorities and upon such other documents and data that we have deemed appropriate. We have assumed the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

     We are members of the Bar of the State of New York and express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware.
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     Based on such  examination and review and subject to the foregoing,  we are of the opinion that under New York and Delaware law, including, but not limited to, statutory law: (i) the Shares, when sold in the manner set forth in the Registration Statement, will be legally issued, fully paid and nonassessable; and (ii) the Rights issued together with the Shares, assuming issuance of the Rights in accordance with the terms of the Rights Agreement, will be validly issued and binding obligations of the Company and entitled to the benefits of the Rights Agreement.

     We consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus that is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                    Very truly yours,

                                    /s/ Blau, Kramer, Wactlar & Lieberman, P.C.
                                    BLAU, KRAMER, WACTLAR
                                        & LIEBERMAN, P.C.